Exhibit 99.1

Health Net, Inc. 21650 Oxnard Street Woodland Hills, CA 91367 818.676.6000 800.291.6911 www.healthnet.com

Investor Contact:	Media Contact:

Angie McCabe	Margita Thompson
818.676.8692	818.676.7912
angie.mccabe@healthnet.com	margita.thompson@healthnet.com

HEALTH NET REPORTS FIRST QUARTER 2011

GAAP NET LOSS OF $108.2 MILLION, OR LOSS OF $1.16 PER SHARE

WESTERN REGION OPERATIONS AND GOVERNMENT CONTRACTS SEGMENTS

GREW COMBINED EARNINGS PER DILUTED SHARE BY 30 PERCENT

TO $0.61 COMPARED WITH THE FIRST QUARTER OF 2010

HEALTH NET RAISES 2011 EARNINGS PER DILUTED SHARE GUIDANCE

FOR THE COMBINED WESTERN REGION OPERATIONS AND

GOVERNMENT CONTRACTS SEGMENTS TO BETWEEN $2.90 AND $3.00

THE COMPANY REPURCHASED 4.9 MILLION SHARES

FROM JANUARY 1 THROUGH APRIL 29, 2011 FOR $149.8 MILLION

LOS ANGELES, May 4, 2011 – Health Net, Inc. (NYSE:HNT) today announced a 2011 first quarter GAAP net loss of $108.2 million, or a loss of $1.16 per share, compared with GAAP net income of $16.1 million, or $0.16 per diluted share, for the first quarter of 2010.

The 2011 first quarter GAAP results include:

1.	a $177.2 million pretax, or $157.9 million after tax, charge related to the AmCareco litigation[1]; and

2.	$11.0 million in pretax expenses related to the company’s administrative cost reduction efforts.

For the first quarter of 2011, the company’s Western Region Operations (Western Region) and Government Contracts segments produced combined earnings of $57.4 million, or $0.61 per diluted share, compared with $47.9 million, or $0.47 per diluted share for the first quarter of 2010.

“We are pleased that diluted earnings per share for our Western Region Operations and Government Contracts segments increased by 30 percent in the first quarter of 2011 compared with the first quarter of 2010,” said Jay Gellert, Health Net’s chief executive officer. “Our results, supported by strong commercial and Government Contracts performance, allowed us to repurchase more than five percent of our outstanding stock from January 1 through April 29, 2011.

“For the first time in several years, we achieved sequential commercial enrollment growth in the first quarter, and at the same time, the first quarter commercial medical care ratio improved year-over-year. Our results lead us to raise our annual earnings per diluted share guidance for the combined Western Region Operations and Government Contracts segments to a range of $2.90 to $3.00,” Gellert added.

CONSOLIDATED RESULTS

Health Net’s total revenues increased 3.2 percent in the first quarter of 2011 to $3.5 billion compared with $3.4 billion in the first quarter of 2010. Health plan services premium revenues increased by 3.4 percent to $2.6 billion in the first quarter of 2011 compared with $2.5 billion in the first quarter of 2010.

Investment income increased to $23.8 million in the first quarter of 2011 compared with $19.9 million in the first quarter of 2010.

WESTERN REGION OPERATIONS SEGMENT

Health Plan Membership

The company’s total health plan enrollment was approximately 2.9 million at March 31, 2011, a decrease of 0.9 percent compared with enrollment at March 31, 2010. Total enrollment in the company’s California health plan increased by 1.5 percent from March 31, 2010 to March 31, 2011.

Western Region commercial enrollment was approximately 1.4 million members at March 31, 2011, a decrease of 0.7 percent compared with enrollment at March 31, 2010, but up 0.4 percent from December 31, 2010.

“Our sequential commercial enrollment growth was driven by the growing popularity of our tailored network products, higher client retention and strong new sales in the first quarter of 2011,” said Jim Woys, Health Net’s chief operating officer.

As of March 31, 2011, tailored network products accounted for 30.0 percent of the company’s Western Region commercial enrollment compared with 20.0 percent at March 31, 2010.

Medicaid enrollment increased 7.8 percent to 941,000 members at March 31, 2011 compared with March 31, 2010.

Enrollment in Health Net’s Medicare Advantage plans in the Western Region was 209,000 members at March 31, 2011, which represents a 4.1 percent decrease compared with enrollment at March 31, 2010.

Membership in the company’s Medicare Part D plans was 401,000 at March 31, 2011, a 12.3 percent decrease compared with enrollment at March 31, 2010.

Revenues

Total revenues for the Western Region increased 4.2 percent in the first quarter of 2011 to $2.6 billion from $2.5 billion in the first quarter of 2010.

Investment income for the Western Region was $23.8 million in the first quarter of 2011 compared with $19.6 million in the first quarter of 2010 and $15.1 million in the fourth quarter of 2010.

Health Plan Services Expenses

Health plan services expenses in the Western Region increased approximately 4.2 percent to $2.3 billion in the first quarter of 2011 compared with $2.2 billion in the first quarter of 2010.

Commercial Premium Yield and Health Care Cost Trends

In the Western Region, commercial premiums per member per month (PMPM) increased by 5.7 percent to approximately $356 in the first quarter of 2011 compared with approximately $336 in the first quarter of 2010.

Commercial health care costs PMPM in the Western Region increased 5.0 percent to approximately $305 in the first quarter of 2011 compared with approximately $290 in the first quarter of 2010.

“Our first quarter 2011 commercial yields in the Western Region were lower than our initial expectations due to faster than expected growth in tailored network products, more over-age adult dependents enrolled in our products than expected and greater than expected benefit buydowns,” said Woys.

Due to these shifts, the company revised its 2011 guidance for commercial premium yield PMPM to between 6.0 percent and 6.5 percent and health care costs PMPM to be 100 to 120 basis points lower than premium yields.

Medical Care Ratios (MCR)

The health plan services MCR in the Western Region was 87.4 percent in the first quarter of 2011 compared with 87.5 percent in the first quarter of 2010. The Western Region commercial MCR was 85.7 percent in the first quarter of 2011 compared with 86.3 percent in the first quarter of 2010.

“The 60 basis point improvement in our commercial MCR is the result of continued pricing and underwriting discipline combined with moderate utilization and unit cost trends and slower growth in pharmacy costs,” said Joseph Capezza, Health Net’s chief financial officer.

The Medicare Advantage (MA) MCR in the Western Region was 89.0 percent in the first quarter of 2011 compared with 88.2 percent in the first quarter of 2010. The company’s Medicare Part D (PDP) MCR was 101.1 percent in the first quarter of 2011 compared with 96.9 percent in the first quarter of 2010. The increases in both the MA and PDP MCRs were due to the adverse effect of limited new member growth. The impact of this is more pronounced in the first quarter.

General & Administrative (G&A) and Selling Expenses

G&A expense in the Western Region was approximately $242.0 million in the first quarter of 2011 compared with approximately $223.9 million in the first quarter of 2010. The G&A expense ratio was 9.3 percent in the first quarter of 2011 compared with 8.9 percent in the first quarter of 2010.

“The G&A expense ratio increased 40 basis points quarter-over-quarter due to costs in the first quarter of 2011 associated with CMS compliance remediation as well as costs relating to the previously announced unaccounted-for disk drives in our data center,” said Woys. “For the full year 2011, we continue to expect our G&A ratio to be in the range of 8.7 percent to 8.9 percent.”

Selling expense in the Western Region was $60.6 million in the first quarter of 2011 compared with $57.7 million in the first quarter of 2010 due to strong new sales in the first quarter.

GOVERNMENT CONTRACTS SEGMENT

The company’s Government Contracts revenues increased 8.1 percent in the first quarter of 2011 to $875.1 million compared with $809.5 million in the first quarter of 2010.

The Government Contracts cost ratio decreased to 93.4 percent in the first quarter of 2011 from 95.3 percent in the first quarter of 2010.

“Health care delivery under the company’s new TRICARE North Region contract began April 1, 2011, and the transition to the new contract went smoothly,” said Woys.

BALANCE SHEET

Cash and investments as of March 31, 2011 were approximately $1.8 billion compared with approximately $2.0 billion at March 31, 2010.

Reserves for claims and other settlements as of March 31, 2011 were $889.9 million compared with $995.6 million at March 31, 2010 and $942.0 million at December 31, 2010. The company noted that the sequential decline in reserves is primarily the result of paid claims being approximately $100 million higher in the first quarter of 2011 compared with the fourth quarter of 2010.

Days claims payable (DCP) for the first quarter of 2011 was 35.1 days compared with 40.5 days for the first quarter of 2010 and 41.3 days for the fourth quarter of 2010.

On an adjusted2 basis, DCP for the first quarter of 2011 was 51.8 days compared with 55.8 days for the first quarter of 2010 and 57.3 days for the fourth quarter of 2010.

The company noted that, as adjusted in the attached reconciliation table2, the reserve for claims and other settlements (a component of DCP) at the end of the first quarter of 2011 was approximately equal to the amounts for the same metric at the end of the second and third quarters of 2010. The sequential decrease in this metric from the fourth quarter of 2010 was due to a reduction in claims inventories in the first quarter of 2011 as a year-end buildup in claims backlog due to holiday closures was paid down in the first quarter of this year. The decrease in this metric from the first quarter of 2010 compared with the first quarter of 2011 reflects faster claims turnaround as a result of more efficient processing due to simplified tailored network product contracts with providers.

The company’s debt-to-total capital ratio was 21.1 percent as of March 31, 2011 compared with 23.5 percent as of March 31, 2010 and 19.0 percent as of December 31, 2010.

Interest expense was $7.6 million in the first quarter of 2011 compared with $9.9 million in the first quarter of 2010. This decline was due to the decrease in the company’s total outstanding debt.

CASH FLOW

Operating cash flow was negative approximately $150 million in the first quarter of 2011 due primarily to the following:

1.	A sequential increase in premiums receivable and unearned premiums of approximately $106 million primarily related to Medicaid, MA and PDP.

2.	A $35 million increase in the net receivable related to the company’s TRICARE North Region contract.

3.	An approximate $52 million sequential decrease in reserves for claims and other settlements.

4.	A quarterly payment related to the sale of the company’s Northeast operations of approximately $35 million. This amount was offset by approximately $41 million in membership-related payments that were recorded in “Cash Flow from Investing Activities.”

“By year-end 2011, we expect the Medicaid receivable to decline by approximately $80 million and the TRICARE receivable to decline by approximately $150 million,” added Capezza.

“For 2011, we continue to expect operating cash flow to exceed net income plus depreciation and amortization. We expect that any payments related to the judgment in the AmCareco litigation will be funded through our revolving credit agreement,” said Capezza. “Therefore, excluding any further share repurchases this year, we expect cash at the parent company at December 31, 2011 to be approximately $300 million.”

NORTHEAST OPERATIONS SEGMENT

Health Net continues to serve the members of the Northeast companies previously sold to UnitedHealthcare under administrative services agreements (ASAs) that were entered into on the closing date of the transaction. Health Net will serve these members until they are either transitioned to other UnitedHealthcare products or not renewed. The company expects the ASAs to remain in effect through the second quarter of 2011. After that time, the company will continue to administer run-out claims pursuant to claims servicing agreements with UnitedHealthcare and its affiliates.

The revenues associated with the company’s Northeast Operations in the first quarter of 2011 were $14.5 million and expenses were $19.4 million. Each item is shown separately in the Segment Information table accompanying this press release.

SHARE REPURCHASE UPDATE

From January 1 through April 29, 2011, Health Net repurchased 4.9 million shares of its common stock for aggregate consideration of approximately $149.8 million at an average price of $30.49 per share under its $300 million stock repurchase program. The company also announced today in a separate press release that its board of directors has authorized a new $300 million share repurchase program.

2011 GUIDANCE

Following is a table with specific 2011 guidance metrics.

Metric	2011 Guidance
Year-end Membership(a)

Commercial: +1% to +2%

Medicaid: +9% to +11% (previously: +6% to +7%)

Medicare Advantage(c): -8% to -10% (previously: -15% to -17%)

Total Western Region Operations medical membership(c):

+3% to +4% (previously: +2% to +3%)

PDP (c): -11% to -13% (previously: -14% to -16%)

Consolidated Revenues(c)	$12.0 billion to $12.5 billion

Commercial Yields(a)	~6.0% to 6.5% (previously: ~7.8% to 8.3%)

Commercial Health Care Cost Trends(a)	~100 to 120 basis points < premium yields (previously: ~ 40 to 60 bps < premium yields)

Selling Cost Ratio(a) G&A Expense Ratio(a)	~ 2.3% to 2.4% ~ 8.7% to 8.9%

Tax Rate(b)	~39.0% (previously: 39.2%)

2011 GUIDANCE (continued from previous page)

Metric	2011 Guidance
Weighted-average Fully Diluted Shares Outstanding	92.5 million to 93.5 million (previously: 96 million to 97 million)

GAAP EPS(c)(d)	$0.58 to $0.63 (previously: at least $2.05)

Combined Western Region Operations and Government Contracts EPS(c)	$2.90 to $3.00 (previously: at least $2.75)

(a)	For the company’s Western Region Operations
(b)	For the combined Western Region Operations and Government Contracts segments
(c)	Includes the expected impact of the CMS sanctions previously announced on November 19, 2010
(d)	Includes the impact of the AmCareco litigation judgment

FOOTNOTES

1 On April 1, 2011, the Louisiana Supreme Court rendered a decision in the AmCareco litigation, which is described in Item 3 of Health Net’s Annual Report on Form 10-K for the year ended December 31, 2010, as updated by Health Net’s Current Report on Form 8-K filed with the Securities and Exchange Commission on April 4, 2011 (the “Form 8-K”). In the Form 8-K, the company noted it was continuing to assess the judgment and its impact on 2011 guidance. The charge recorded in the first quarter of 2011 represents the company’s final assessment of the compensatory and punitive damages and judicial interest to be paid in connection with the judgment as of April 1, 2011. Judicial interest will continue to accrue on the judgment until it is paid. The judgment decreased the company’s net income per diluted share by $1.69 in the first quarter of 2011 and will impact GAAP earnings per diluted share for 2011 by $1.70. The judgment will not affect the company’s earnings per diluted share from its combined Western Region Operations and Government Contracts segments for 2011.

2 See the table “Disclosures Regarding Non-GAAP Financial Information” attached to this press release for a reconciliation of adjusted DCP, a non-GAAP financial measure, to the comparable GAAP financial measure.

CONFERENCE CALL

As previously announced, Health Net will discuss the company’s first quarter 2011 results during a conference call on Wednesday, May 4, 2011, beginning at approximately 11:00 a.m. Eastern time. The conference call should be accessed at least 15 minutes prior to its start with the following numbers:

866.393.1637 (Domestic)	800.642.1687 (Replay – Domestic)
706.643.5711 (International)	706.645.9291 (Replay – International)

The access code for the live conference call and replay is 54183929. A replay of the conference call will be available through May 9, 2011. A live webcast and replay of the conference call also will be available at www.healthnet.com under “Investor Relations.” The conference call webcast is open to all interested parties. Anyone listening to the company’s conference call will be presumed to have read Health Net’s Annual Report on Form 10-K for the year ended December 31, 2010, and subsequent reports filed by the company from time to time with the Securities and Exchange Commission.

ABOUT HEALTH NET

Health Net, Inc. is a publicly traded managed care organization that delivers managed health care services through health plans and government-sponsored managed care plans. Its mission is to help people be healthy, secure and comfortable. The company provides health benefits to approximately 6.0 million individuals across the country through group, individual, Medicare (including the Medicare prescription drug benefit commonly referred to as “Part D”), Medicaid, Department of Defense, including TRICARE, and Veterans Affairs programs. Health Net’s behavioral health services subsidiary, Managed Health Network, Inc., provides behavioral health, substance abuse and employee assistance programs to approximately 5.1 million individuals, including Health Net’s own health plan members. The company’s subsidiaries also offer managed health care products related to prescription drugs, and offer managed health care product coordination for multi-region employers and administrative services for medical groups and self-funded benefits programs.

For more information on Health Net, Inc., please visit the company’s website at www.healthnet.com.

CAUTIONARY STATEMENTS

All statements in this press release, other than statements of historical information provided herein, may be deemed to be forward-looking statements and as such are subject to a number of risks and uncertainties. These statements are based on management’s analysis, judgment, belief and expectation only as of the date hereof, and are subject to uncertainty and changes in circumstances. Without limiting the foregoing, statements including the words “believes,” “anticipates,” “plans,” “expects,” “may,” “should,” “could,” “estimate,” “intend” and other similar expressions are intended to identify forward-looking statements. Actual results could differ materially due to, among other things, health care reform, including the ultimate impact of the Affordable Care Act, which could materially adversely affect Health Net’s financial condition, results of operations and cash flows through, among other things, reduced revenues, new taxes, expanded liability, and increased costs (including medical, administrative, technology or other costs), or require changes to the ways in which Health Net does business; rising health care costs; continued slow economic growth or a further decline in the economy; negative prior period claims reserve developments; trends in medical care ratios; membership declines; unexpected utilization patterns or unexpectedly severe or widespread illnesses; rate cuts affecting Health Net’s Medicare or Medicaid businesses; costs, fees and expenses related to the post-closing administrative services provided under the administrative services agreements entered into in connection with the sale of Health Net’s Northeast business; potential termination of the administrative services agreements by the service recipients should Health Net breach such agreements or fail to perform all or a material part of the services required thereunder; any liabilities of the Northeast business that were incurred prior to the closing of its sale as well as those liabilities incurred through the winding-up and running-out period of the Northeast business; litigation costs; regulatory issues with agencies such as the California Department of Managed Health Care, the Centers for Medicare and Medicaid Services and state departments of insurance, including the continued suspension of the marketing of and enrollment into Health Net’s Medicare products for a significant period of time, which could have a material adverse impact on Health Net’s Medicare business; operational issues; noncompliance by Health Net or Health Net’s business associates with any privacy laws or any security breach involving the misappropriation, loss or other unauthorized use or disclosure of confidential information; investment portfolio impairment charges; volatility in the financial markets; and general business and market conditions. Additional factors that could cause actual results to differ materially from those reflected in the forward-looking statements include, but are not limited to, the risks discussed in the “Risk Factors” section included within Health Net’s most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission (“SEC”) and the risks discussed in the company’s subsequent filings with the SEC. Readers are cautioned not to place undue reliance on these forward-looking statements. The company undertakes no obligation to publicly revise any of its forward-looking statements to reflect events or circumstances that arise after the date of this release.

The financial information presented in this press release is unaudited and is subject to change as a result of subsequent events or adjustments, if any, arising prior to the filing of the company’s Form 10-Q for the quarter ended March 31, 2011.

Eight pages of tables follow.

# # #

Health Net, Inc.

Enrollment Data—By State

(In thousands)

	March 31, 2011	Dec 31, 2010	March 31, 2010	Change from
				December 31, 2010		March 31, 2010
				Increase/ (Decrease)	% Change	Increase/ (Decrease)	% Change
California
Large Group	836	843	839	(7)	(0.8)%	(3)	(0.4)%
Small Group and Individual	338	348	362	(10)	(2.9)%	(24)	(6.6)%

Commercial Risk	1,174	1,191	1,201	(17)	(1.4)%	(27)	(2.2)%
ASO	0	0	5	0	0.0%	(5)	(100.0)%

Total Commercial	1,174	1,191	1,206	(17)	(1.4)%	(32)	(2.7)%
Medicare Advantage	127	133	130	(6)	(4.5)%	(3)	(2.3)%
Medi-Cal	941	901	873	40	4.4%	68	7.8%

Total California	2,242	2,225	2,209	17	0.8%	33	1.5%

Arizona
Large Group	74	56	52	18	32.1%	22	42.3%
Small Group and Individual	50	41	38	9	22.0%	12	31.6%

Commercial Risk	124	97	90	27	27.8%	34	37.8%
Medicare Advantage	42	49	51	(7)	(14.3)%	(9)	(17.6)%

Total Arizona	166	146	141	20	13.7%	25	17.7%

Oregon
Large Group	49	51	55	(2)	(3.9)%	(6)	(10.9)%
Small Group and Individual	41	44	47	(3)	(6.8)%	(6)	(12.8)%

Commercial Risk	90	95	102	(5)	(5.3)%	(12)	(11.8)%
Medicare Advantage	40	40	37	0	0.0%	3	8.1%

Total Oregon	130	135	139	(5)	(3.7)%	(9)	(6.5)%

Total Health Plan Enrollment
Large Group	959	950	946	9	0.9%	13	1.4%
Small Group and Individual	429	433	447	(4)	(0.9)%	(18)	(4.0)%

Commercial Risk	1,388	1,383	1,393	5	0.4%	(5)	(0.4)%
ASO	0	0	5	0	0.0%	(5)	(100.0)%

Total Commercial	1,388	1,383	1,398	5	0.4%	(10)	(0.7)%
Medicare Advantage	209	222	218	(13)	(5.9)%	(9)	(4.1)%
Medi-Cal/Medicaid	941	901	873	40	4.4%	68	7.8%
Medicare PDP (stand-alone)	401	427	457	(26)	(6.1)%	(56)	(12.3)%

Western Region Operations	2,939	2,933	2,946	6	0.2%	(7)	(0.2)%
Northeast Operations	1	7	21	(6)	(85.7)%	(20)	(95.2)%

	2,940	2,940	2,967	0	0.0%	(27)	(0.9)%

TRICARE—North Contract Eligibles	3,090	3,090	3,067	0	0.0%	23	0.7%

Health Net, Inc.

Enrollment Data—Line of Business

(In thousands)

				Change from
				December 31, 2010		March 31, 2010
	March 31, 2011	Dec 31, 2010	March 31, 2010	Increase/ (Decrease)	% Change	Increase/ (Decrease)	% Change
Large Group
California	836	843	839	(7)	(0.8)%	(3)	(0.4)%
Arizona	74	56	52	18	32.1%	22	42.3%
Oregon	49	51	55	(2)	(3.9)%	(6)	(10.9)%

	959	950	946	9	0.9%	13	1.4%

Small Group and Individual
California	338	348	362	(10)	(2.9)%	(24)	(6.6)%
Arizona	50	41	38	9	22.0%	12	31.6%
Oregon	41	44	47	(3)	(6.8)%	(6)	(12.8)%

	429	433	447	(4)	(0.9)%	(18)	(4.0)%

Commercial Risk
California	1,174	1,191	1,201	(17)	(1.4)%	(27)	(2.2)%
Arizona	124	97	90	27	27.8%	34	37.8%
Oregon	90	95	102	(5)	(5.3)%	(12)	(11.8)%

	1,388	1,383	1,393	5	0.4%	(5)	(0.4)%

ASO	0	0	5	0	0.0%	(5)	(100.0)%

Total Commercial
California	1,174	1,191	1,206	(17)	(1.4)%	(32)	(2.7)%
Arizona	124	97	90	27	27.8%	34	37.8%
Oregon	90	95	102	(5)	(5.3)%	(12)	(11.8)%

	1,388	1,383	1,398	5	0.4%	(10)	(0.7)%
Medicare Advantage
California	127	133	130	(6)	(4.5)%	(3)	(2.3)%
Arizona	42	49	51	(7)	(14.3)%	(9)	(17.6)%
Oregon	40	40	37	0	0.0%	3	8.1%

	209	222	218	(13)	(5.9)%	(9)	(4.1)%
Medi-Cal/Medicaid
California	941	901	873	40	4.4%	68	7.8%

Total Health Plan Enrollment
Large Group	959	950	946	9	0.9%	13	1.4%
Small Group and Individual	429	433	447	(4)	(0.9)%	(18)	(4.0)%

Commercial Risk	1,388	1,383	1,393	5	0.4%	(5)	(0.4)%
ASO	0	0	5	0	0.0%	(5)	(100.0)%

Total Commercial	1,388	1,383	1,398	5	0.4%	(10)	(0.7)%
Medicare Advantage	209	222	218	(13)	(5.9)%	(9)	(4.1)%
Medi-Cal/Medicaid	941	901	873	40	4.4%	68	7.8%
Medicare PDP (stand-alone)	401	427	457	(26)	(6.1)%	(56)	(12.3)%

Western Region Operations	2,939	2,933	2,946	6	0.2%	(7)	(0.2)%
Northeast Operations	1	7	21	(6)	(85.7)%	(20)	(95.2)%

	2,940	2,940	2,967	0	0.0%	(27)	(0.9)%

TRICARE—North Contract Eligibles	3,090	3,090	3,067	0	0.0%	23	0.7%

Health Net, Inc.

Consolidated Statements of Operations

($ in thousands, except per share data)

	Quarter Ended March 31, 2011	Quarter Ended December 31, 2010	Quarter Ended March 31, 2010
REVENUES:
Health plan services premiums	$2,612,384	$2,491,124	$2,527,507
Government contracts	875,127	822,388	809,459
Net investment income	23,835	15,226	19,922
Administrative services fees and other income	2,721	4,953	8,856
Northeast administrative services fees and other	12,449	39,643	50,360

Total revenues	3,526,516	3,373,334	3,416,104

EXPENSES:
Health plan services	2,282,334	2,099,969	2,211,256
Government contracts	822,152	770,487	771,902
General and administrative	426,361	245,861	247,096
Selling	60,691	64,333	58,831
Depreciation and amortization	8,828	9,012	8,663
Interest	7,620	8,085	9,884
Northeast administrative services expenses	52,255	63,727	81,878
Adjustment to loss on sale of Northeast subsidiaries	(34,854)	(12,331)	—

Total expenses	3,625,387	3,249,143	3,389,510

(Loss) income from operations before income taxes	(98,871)	124,191	26,594
Income tax provision	9,324	43,787	10,504

Net (loss) income	$(108,195)	$80,404	$16,090

Basic (loss) earnings per share	$(1.16)	$0.84	$0.16

Diluted (loss) earnings per share	$(1.16)	$0.83	$0.16

Weighted average shares outstanding:
Basic	93,290	95,697	101,049
Diluted	93,290	96,885	102,115

Health Net, Inc.

Condensed Consolidated Balance Sheets

(Amounts in thousands, except ratio data)

	March 31, 2011	December 31, 2010	March 31, 2010
ASSETS
Current Assets
Cash and cash equivalents	$142,297	$350,138	$537,414
Investments—available for sale	1,658,788	1,663,218	1,477,843
Premiums receivable, net	397,949	298,892	295,514
Amounts receivable under government contracts	293,646	266,456	298,827
Incurred but not reported (IBNR) health care costs receivable under TRICARE North contract	292,649	284,247	255,925
Other receivables	76,893	136,323	80,260
Deferred taxes	25,471	45,769	51,389
Other assets	229,568	182,252	205,036

Total current assets	3,117,261	3,227,295	3,202,208
Property and equipment, net	122,966	123,137	124,235
Goodwill, net	605,886	605,886	611,886
Other intangible assets, net	23,270	24,217	27,059
Deferred taxes	55,957	50,648	83,885
Investments—available for sale— noncurrent	8,870	8,756	531
Other noncurrent assets	90,983	91,754	164,379

Total Assets	$4,025,193	$4,131,693	$4,214,183

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Reserves for claims and other settlements	$889,876	$942,024	$995,594
Health care and other costs payable under government contracts	106,254	113,865	95,194
IBNR health care costs payable under TRICARE North contract	292,649	284,247	255,925
Unearned premiums	151,963	158,493	152,219
Borrowings under amortizing financing facility	—	—	105,579
Accounts payable and other liabilities	514,957	402,024	412,575

Total current liabilities	1,955,699	1,900,653	2,017,086
Senior notes payable	398,736	398,685	398,532
Other noncurrent liabilities	184,159	137,939	159,036

Total Liabilities	2,538,594	2,437,277	2,574,654

Stockholders' Equity
Common stock	147	145	145
Additional paid-in capital	1,255,246	1,221,301	1,201,904
Treasury common stock, at cost	(1,753,760)	(1,626,856)	(1,476,327)
Retained earnings	1,991,144	2,099,339	1,911,186
Accumulated other comprehensive (loss) income	(6,178)	487	2,621

Total Stockholders' Equity	1,486,599	1,694,416	1,639,529

Total Liabilities and Stockholders' Equity	$4,025,193	$4,131,693	$4,214,183

Debt-to-Total Capital Ratio	21.1%	19.0%	23.5%

Health Net, Inc.

Condensed Consolidated Statements of Cash Flows

(Amounts in thousands)

	First Quarter Ended March 31, 2011	Fourth Quarter Ended December 31, 2010	First Quarter Ended March 31, 2010
CASH FLOWS FROM OPERATING ACTIVITIES:
Net (loss) income	$(108,195)	$80,404	$16,090
Adjustments to reconcile net (loss) income to net cash (used in) provided by operating activities:
Amortization and depreciation	8,828	9,012	8,663
Share-based compensation expense	9,428	5,135	14,555
Deferred income taxes	19,135	38,661	(638)
Excess tax benefits from share-based compensation	(1,164)	(98)	(473)
Adjustment to loss on sale of business	(34,854)	(12,331)	—
Net realized (gain) on sale on investments	(12,298)	(4,396)	(6,853)
Other changes	2,571	(5,091)	6,058
Changes in assets and liabilities, net of the effects of dispositions:
Premiums receivable and unearned premiums	(105,587)	113,529	9,652
Other current assets, receivables and noncurrent assets	11,907	(2,575)	8,431
Amounts receivable/payable under government contracts	(34,801)	1,781	(23,638)
Reserves for claims and other settlements	(52,148)	37,647	43,939
Accounts payable and other liabilities	147,210	(47,109)	51,661

Net cash (used in) provided by operating activities	(149,968)	214,569	127,447

CASH FLOWS FROM INVESTING ACTIVITIES:
Sales of investments	398,470	210,533	444,200
Maturities of investments	74,407	43,224	36,631
Purchases of investments	(468,255)	(543,696)	(557,102)
Purchases of property and equipment	(10,305)	(9,793)	(3,549)
Purchase price adjustment on sale of Northeast Health Plans	41,036	80,000	—
Sales and purchases of restricted investments and other	(13,764)	15,491	(130)

Net cash provided by (used in) investing activities	21,589	(204,241)	(79,950)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from exercise of stock options and employee stock purchases	7,990	2,030	850
Repurchases of common stock	(113,510)	(54,528)	(94,209)
Excess tax benefits from share-based compensation	1,164	98	473
Repayment of borrowings under financing arrangements	—	(100,000)	(100,000)
Net increase (decrease) in checks outstanding (net of deposits)	24,894	45,909	—

Net cash (used in) financing activities	(79,462)	(106,491)	(192,886)

Net (decrease) in cash and cash equivalents	(207,841)	(96,163)	(145,389)
Cash and cash equivalents, beginning of period	350,138	446,301	682,803

Cash and cash equivalents, end of period	$142,297	$350,138	$537,414

Health Net, Inc.

SEGMENT INFORMATION

($ in thousands, except per share and PMPM data)

The following table presents Health Net's operating segment information.

	Quarter Ended March 31, 2011					Quarter Ended December 31, 2010					Quarter Ended March 31, 2010
	Western Region Opera- tions[1]	Govern- ment Contracts[2]	Northeast Opera- tions[3]	Cor- porate/ Other[4,5]	Consoli- dated	Western Region Opera- tions[1]	Govern- ment Contracts[2]	Northeast Opera- tions[3]	Cor- porate/ Other[4,5]	Consoli- dated	Western Region Opera- tions[1]	Govern- ment Contracts[2]	Northeast Opera- tions[3]	Cor- porate/ Other[6]	Consoli- dated
Health plan services premiums	$2,610,380		$2,004		$2,612,384	$2,481,121		$10,003		$2,491,124	$2,502,358		$25,149		$2,527,507
Government contracts		875,127			875,127		822,388			822,388		809,459			809,459
Net investment income	23,774		61		23,835	15,138		88		15,226	19,577		$345		19,922
Administrative services fees and other income	2,721				2,721	4,953		—		4,953	8,832		24		8,856
Northeast administrative services fees and other			12,449		12,449	—		39,643		39,643	—		50,360		50,360

Total revenues	2,636,875	875,127	14,514	—	3,526,516	2,501,212	822,388	49,734	—	3,373,334	2,530,767	809,459	75,878	—	3,416,104
Health plan services	2,281,436		898		2,282,334	2,115,099		9,746	(24,876)	2,099,969	2,189,893		21,363		2,211,256
Government contracts		817,299		4,853	822,152		770,321		166	770,487		771,436		466	771,902
G&A excluding insurance, taxes and fees	217,622		873	183,377	401,872	211,894		1,576	13,015	226,485	204,838		9,157	14,062	228,057
Insurance, taxes and fees	24,334		155	—	24,489	19,003		373	—	19,376	19,039		—	—	19,039

G&A including insurance, taxes and fees	241,956		1,028	183,377	426,361	230,897		1,949	13,015	245,861	223,877		9,157	14,062	247,096
Selling	60,587		104		60,691	63,866		467		64,333	57,725		1,106		58,831
Depreciation and amortization	8,822		6		8,828	8,980		32		9,012	8,621		42		8,663
Interest	7,620		—		7,620	8,085		—		8,085	9,884		—		9,884
Northeast administrative services expenses			52,255		52,255			63,727		63,727			81,878		81,878
Adjustment to loss on sale of Northeast health plans			(34,854)		(34,854)			(12,331)		(12,331)			—		—

Total expenses	2,600,421	817,299	19,437	188,230	3,625,387	2,426,927	770,321	63,590	(11,695)	3,249,143	2,490,000	771,436	113,546	14,528	3,389,510

Income (loss) from operations before income taxes	36,454	57,828	(4,923)	(188,230)	(98,871)	74,285	52,067	(13,856)	11,695	124,191	40,767	38,023	(37,668)	(14,528)	26,594
Income tax provision (benefit)	13,476	23,389	(3,998)	(23,543)	9,324	27,389	21,320	(9,830)	4,908	43,787	15,379	15,503	(14,993)	(5,385)	10,504

Net income (loss)	$22,978	$34,439	$(925)	$(164,687)	$(108,195)	$46,896	$30,747	$(4,026)	$6,787	$80,404	$25,388	$22,520	$(22,675)	$(9,143)	$16,090

Basic earnings (loss) per share	$0.25	$0.37	$(0.01)	$(1.77)	$(1.16)	$0.49	$0.32	$(0.04)	$0.07	$0.84	$0.25	$0.22	$(0.22)	$(0.09)	$0.16
Diluted earnings (loss) per share	$0.24	$0.37	$(0.01)	$(1.77)	$(1.16)	$0.48	$0.32	$(0.04)	$0.07	$0.83	$0.25	$0.22	$(0.22)	$(0.09)	$0.16
Basic weighted average shares outstanding	93,290	93,290	93,290	93,290	93,290	95,697	95,697	95,697	95,697	95,697	101,049	101,049	101,049	101,049	101,049
Diluted weighted average shares outstanding	94,843	94,843	93,290	93,290	93,290	96,885	96,885	95,697	96,885	96,885	102,115	102,115	101,049	101,049	102,115
Pretax margin	1.4%	6.6%				3.0%	6.3%				1.6%	4.7%
Commercial premium yield	5.7%					6.8%					8.4%
Commercial premium PMPM	$355.61					$343.85					$336.44
Commercial health care cost trend	5.0%					5.7%					8.3%
Commercial health care cost PMPM	$304.86					$294.08					$290.47
Commercial MCR	85.7%					85.5%					86.3%
Medicare Advantage MCR	89.0%					89.4%					88.2%
Medicare Part D MCR	101.1%					53.1%					96.9%
Medicaid MCR	85.0%					87.4%					87.0%
Health plan services MCR	87.4%					85.2%					87.5%
Government contracts cost ratio		93.4%					93.7%					95.3%
G&A expense ratio	9.3%					9.3%					8.9%
Selling costs ratio	2.3%					2.6%					2.3%
Effective tax rate	37.0%	40.4%				36.9%	40.9%				37.7%	40.8%

1	Includes the operations of the company’s commercial, Medicare (including Part D) and Medicaid health plans in California, Arizona, Oregon and Washington, as well as the operations of the company’s health and life insurance companies, primarily in Arizona, California, Oregon and Washington, and the operations of the company’s behavioral health and pharmaceutical services subsidiaries in several states including California, Arizona and Oregon.
2	Includes the operations of government-sponsored managed care plans through the TRICARE program and other health care-related Department of Defense and Veterans Affairs government contracts.
3	Includes the operations of the company’s businesses that are providing administrative services pursuant to administrative services agreements entered into with UnitedHealthcare and its affiliates, as well as the operations of the company’s health and life insurance companies in Connecticut, New Jersey and New York.
4	Includes a litigation reserve true-up related to a previously accrued for class action lawsuit.
5	Includes expenses primarily related to litigation and the company’s overhead cost reduction efforts.
6	Includes costs related to the company’s operations strategy.

Health Net, Inc.

Disclosures Regarding Non-GAAP Financial Information

($ in millions)

Set forth below is a reconciliation of adjusted days claims payable (DCP), a non-GAAP financial measure, to the comparable GAAP financial measure, DCP. DCP is calculated by dividing the amount of reserve for claims and other settlements (claims reserve) by health plan services cost (health plan costs) during the quarter and multiplying that amount by the number of days in the quarter. In this press release, management presents an adjusted DCP metric which subtracts capitation payable, provider and other claims settlements and Medicare Part D payables from the claims reserve and health plan costs. Management believes that adjusted DCP provides useful information to investors because the adjusted DCP calculation excludes from both claims reserve and health plan costs amounts related to health care costs for which no or minimal reserves are maintained. Therefore, management believes that adjusted DCP may present a more accurate reflection of DCP calculated from claims-based reserves than does GAAP DCP, which includes such costs. This non-GAAP financial information should be considered in addition to, not as a substitute for, financial information prepared in accordance with GAAP. You are encouraged to evaluate these adjustments and the reasons we consider them appropriate for supplemental analysis. In evaluating the adjusted amounts, you should be aware that we have incurred expenses that are the same as or similar to some of the adjustments in the current presentation and we may incur them again in the future.

Our presentation of the adjusted amounts should not be construed as an inference that our future results will be unaffected by unusual or nonrecurring items.

Reconciliation of Days Claims Payable:		Q1 2011	Q4 2010	Q3 2010	Q2 2010	Q1 2010

(1)	Reserve for Claims and Other Settlements	$889.9	$942.0	$904.4	$934.9	$995.6
	Less: Capitation Payable, Provider and Other Claim Settlements and Medicare Part D	(113.0)	(108.7)	(130.0)	(155.6)	(174.0)

(2)	Reserve for Claims and Other Settlements - Adjusted	$776.9	$833.3	$774.4	$779.3	$821.6

(3)	Health Plan Services Cost	$2,282.3	$2,100.0	$2,134.7	$2,163.2	$2,211.3
	Less: Capitation Payable, Provider and Other Claim Settlements and Medicare Part D	(933.4)	(762.6)	(804.4)	(839.0)	(885.2)

(4)	Health Plan Services Cost - Adjusted	$1,348.9	$1,337.4	$1,330.3	$1,324.2	$1,326.1

(5)	Number of Days in Period	90	92	92	91	90

= (1) / (3) * (5) Days Claims Payable - (using end of period reserve amount)		35.1	41.3	39.0	39.3	40.5
= (2) / (4) * (5) Days Claims Payable - Adjusted (using end of period reserve amount)		51.8	57.3	53.6	53.6	55.8

Health Net, Inc.

Reconciliation of Reserves for Claims and Other Settlements

($ in millions)

	Health Plan Services
	Q1 2011	FY 2010	FY 2009
Reserve for claims (a), beginning of period	$727.5	$692.2	$957.1

Incurred claims related to:
Current Year	1,213.8	4,644.2	6,422.8
Prior Years (c)	(63.8)	(70.0)	(80.0)

Total Incurred (b)	1,150.0	4,574.2	6,342.8

Paid claims related to:
Current Year	663.0	3,929.3	5,572.2
Prior Years	541.2	609.6	857.8

Total Paid (b)	1,204.2	4,538.9	6,430.0
Less: Divested businesses	—	—	(177.7)

Reserve for claims (a), end of period	673.3	727.5	692.2
Add:
Claims Payable (d)	113.7	123.6	165.6
Other (e)	102.9	90.9	93.9

Reserves for claims and other settlements, end of period	$889.9	$942.0	$951.7

(a)	Consists of incurred but not reported claims and received but unprocessed claims and reserves for loss adjustment expenses.
(b)	Includes medical claims only. Capitation, pharmacy and other payments including provider settlements are not included.
(c)	This line represents the change in reserves attributable to the difference between the original estimate of incurred claims for prior years and the revised estimate. In developing the revised estimate, there have been no changes in the approach used to determine the key actuarial assumptions, which are the completion factor and medical cost trend. Claims liabilities are estimated under actuarial standards of practice and generally accepted accounting principles. The majority of the reserve balance held at each period-end is associated with the most recent months’ incurred services because these are the services for which the fewest claims have been paid. The majority of the adjustments to reserves relate to variables and uncertainties associated with actuarial assumptions. The degree of uncertainty in the estimates of incurred claims is greater for the most recent months’ incurred services. Revised estimates for prior years are determined in each quarter based on the most recent updates of paid claims for prior years.
(d)	Includes amount accrued for litigation and regulatory-related expenses.
(e)	Includes accrued capitation, shared risk settlements, provider incentives and other reserve items.